Vishay Precision Group Reports Second Quarter 2012 Results

  Net earnings for the second quarter of 2012 were $3.0 million, or $0.21 per diluted share
  Cash generated from operations was $2.1 million for the second quarter of 2012
  Book-to-bill ratio for the second quarter of 2012 was 1.02

MALVERN, PA, August 8, 2012 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) (“VPG” or the “Company”), a leading producer of sensors based on resistive foil technology and sensor-based systems, today announced results for the second quarter ended June 30, 2012.

Net revenues for the second quarter of 2012 were $55.3 million, representing an 11% decrease from $62.1 million of net revenues for the comparable prior year period. Net earnings for the second quarter of 2012 were $3.0 million, or $0.21 per diluted share, versus net earnings of $3.0 million, or $0.22 per diluted share, for the comparable prior year period.

Comparing the results of the second quarter of 2012 to the first quarter of 2012, net revenues decreased by 1% from $55.8 million. Net earnings for the second quarter increased by $1.4 million to $3.0 million compared to the first quarter of 2012.

Net revenues for the six months ended June 30, 2012 were $111.2 million, a decrease of 8.6% from $121.7 million of net revenues for the comparable prior year period. Net earnings for the six months ended June 30, 2012 were $4.6 million or $0.33 per diluted share, versus net earnings of $6.3 million, or $0.46 per diluted share for the comparable prior year period.

Commenting on the results, Ziv Shoshani, chief executive officer of VPG, said, “The overall demand remained stable for the second quarter of 2012 compared to the first quarter of 2012, while we see improvements in both the Americas and Asia, and a decrease in Europe.

Our Foil Technology Products (“FTP”) segment revenues decreased from $27.8 million in the first quarter of 2012 to $26.6 million in the second quarter of 2012. The gross margin for the FTP segment increased to 42.6% for the second quarter of 2012 compared to 40.7% for the first quarter of 2012, which reflects improvement in manufacturing efficiencies. We can expect to see stable gross margin at this current revenue level and product mix.

The Force Sensors segment revenues increased from $16.6 million in the first quarter of 2012 to $17.2 million for the second quarter of 2012. The gross margin for the Force Sensors segment was 17.9% in the first quarter versus 21.5% in the second quarter of 2012. The increase in gross margin is due to a favorable volume and product mix, and the expected savings related to the new India facility.

The Weighing and Control Systems segment revenues increased from $11.4 million in the first quarter of 2012 to $11.6 million for the second quarter of 2012, due to a slight increase in process weighing revenues in the Americas. The gross margin for the Weighing and Control Systems segment improved from 40.0% in the first quarter of 2012 to 41.7% for the second quarter of 2012 due to favorable product mix.”

Outlook

Mr. Shoshani concluded, “We expect that shipment of our products in the third quarter will be seasonally lower compared to first and second quarters of 2012. Europe currently represents approximately 41% of our total revenues and we typically experience a slowdown in that region during the third quarter. We anticipate with the current market conditions that overall revenues for the third quarter will be in the range of $52 million to $57 million.”

Conference Call and Webcast

A conference call and simultaneous audio webcast is scheduled for Wednesday, August 8, 2012 at 10:00 a.m. (ET). To access the conference call, interested parties may call toll-free 877-317-6789 or internationally +1-412-317-6789 and enter conference number: 1001-6496, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1001-6496. The replay will also be available on the IR page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the Company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Vishay Precision Group, Inc.
Joe DeSimone
Investor Relations
484-321-5327
Investors@VishayPG.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	June 30,	July 2,
	2012	2011
Net revenues	$55,332	$62,133
Costs of products sold	35,481	40,043
Gross profit	19,851	22,090
Gross margin	35.9%	35.6%
Selling, general, and administrative expenses	15,761	17,083
Operating income	4,090	5,007
Operating margin	7.4%	8.1%
Other income (expense):
Interest expense	(69)	(77)
Other	108	(146)
Total other income (expense) - net	39	(223)
Income before taxes	4,129	4,784
Income tax expense	1,125	1,759
Net earnings	3,004	3,025

Less: net earnings attributable to noncontrolling interests	43	42
Net earnings attributable to VPG stockholders	$2,961	$2,983

Basic earnings per share attributable to VPG stockholders	$0.22	$0.22

Diluted earnings per share attributable to VPG stockholders	$0.21	$0.22

Weighted average shares outstanding - basic	13,366	13,341

Weighted average shares outstanding - diluted	13,882	13,820

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Six fiscal months ended
	June 30,	July 2,
	2012	2011
Net revenues	$111,176	$121,658
Costs of products sold	72,445	78,558
Gross profit	38,731	43,100
Gross margin	34.8%	35.4%

Selling, general, and administrative expenses	32,277	33,416
Operating income	6,454	9,684
Operating margin	5.8%	8.0%
Other income (expense):
Interest expense	(141)	(157)
Other	310	134
Total other income (expense) - net	169	(23)
Income before taxes	6,623	9,661
Income tax expense	1,985	3,272
Net earnings	4,638	6,389

Less: net earnings attributable to noncontrolling interests	54	113
Net earnings attributable to VPG stockholders	$4,584	$6,276

Basic earnings per share attributable to VPG stockholders	$0.34	$0.47

Diluted earnings per share attributable to VPG stockholders	$0.33	$0.46

Weighted average shares outstanding - basic	13,364	13,340

Weighted average shares outstanding - diluted	13,875	13,815

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$82,134	$80,828
Accounts receivable, net	33,816	34,214
Net inventories	49,719	49,098
Deferred income taxes	4,547	4,638
Prepaid expenses and other current assets	8,937	8,964
Total current assets	179,153	177,742

Property and equipment, net	52,690	53,738
Intangible assets, net	9,376	11,102
Other assets	13,879	14,023
Total assets	$255,098	$256,605

Liabilities and equity
Current liabilities:
Trade accounts payable	$9,801	$11,458
Payroll and related expenses	11,884	12,741
Other accrued expenses	8,594	9,538
Income taxes	1,617	2,842
Current portion of long-term debt	181	185
Total current liabilities	32,077	36,764

Long-term debt less current portion	11,339	11,463
Deferred income taxes	2,795	2,873
Other liabilities	7,948	7,769
Accrued pension and other postretirement costs	12,614	12,798
Total liabilities	66,773	71,667

Commitments and contingencies

Equity:
Common stock	1,234	1,232
Class B common stock	103	103
Capital in excess of par value	181,375	180,758
Retained earnings	21,249	16,665
Accumulated other comprehensive income (loss)	(15,803)	(13,973)
Total Vishay Precision Group, Inc. stockholders' equity	188,158	184,785
Noncontrolling interests	167	153
Total equity	188,325	184,938
Total liabilities and equity	$255,098	$256,605

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	June 30,	July 2,
	2012	2011
Operating activities
Net earnings	$4,638	$6,389
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	5,879	5,612
Loss on disposal of property and equipment	191	28
Inventory write-offs for obsolescence	681	965
Share based compensation expense	562	476
Other	(841)	(3,181)
Changes in operating assets and liabilities	(4,940)	(10,020)
Net cash provided by operating activities	6,170	269

Investing activities
Purchase of property and equipment	(4,188)	(5,098)
Proceeds from sale of property and equipment	156	134
Net cash used in investing activities	(4,032)	(4,964)

Financing activities
Principal payments on long-term debt and capital lease obligations	(90)	(45)
Net changes in short-term borrowings	-	652
Distributions to noncontrolling interests	(40)	(15)
Net cash (used in) provided by financing activities	(130)	592
Effect of exchange rate changes on cash and cash equivalents	(702)	1,801

Increase (decrease) in cash and cash equivalents	1,306	(2,302)

Cash and cash equivalents at beginning of year	80,828	82,245
Cash and cash equivalents at end of year	$82,134	$79,943